AGREEMENT


     THIS AGREEMENT ("Agreement") is entered into as of the 28th day of May, 1999 by and among Success Bancshares, Inc., a Delaware corporation (the "Company"), and Ronald W. Tragasz ("Tragasz").

RECITALS:

     A. On January 28, 1993, the Company granted to Tragasz an option (the "1993 Option") to purchase 1,000 shares of the Company's Common Stock (the "1993 Option Shares") pursuant to a Stock Option Agreement, dated January 28,1993 (the "1993 Option Agreement").

     B. Pursuant to the terms of the 1993 Option Agreement, the number of 1993 Option Shares underlying the 1993 Option increased to 1,700 upon the consummation of a stock split effected with respect to the Company's Common Stock in 1997.

     C. Tragasz has agreed to terminate the 1993 Option Agreement in consideration of the Company's issuance to Tragasz of a newly issued incentive stock option to purchase 3,000 shares of the Company's Common Stock (the "1999 Option").

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Termination. The Company and Tragasz hereby acknowledge and agree that the 1993 Option Agreement and the 1993 Option is hereby terminated, is null and void and is of no further force and effect. Tragasz hereby releases the Company from any obligations and liabilities the Company has had, now has or hereafter may, can or shall have in connection with the 1993 Option Agreement and the 1993 Option.

     2. 1999 Option. The Company hereby agrees to issue to Tragasz, as of the date hereof, the 1999 Option.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

     SUCCESS BANCSHARES, INC.

     By:_____________________________
          Wilbur G. Meinen
          President and Chief Executive Officer

     _____________________________
          Ronald W. Tragasz